SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549


                                    FORM 8-K

                                 CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

                                 March 14, 2003
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                                 Date of Report

                            NORTHWESTERN CORPORATION
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             (Exact name of Registrant as specified in its charter)

                                    DELAWARE
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                 (State or other jurisdiction of incorporation)

             0-692                                     46-0172280
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     (Commission File No.)                (IRS Employer Identification Number)

                       125 South Dakota Avenue, Suite 1100
                         Sioux Falls, South Dakota 57104
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                    (Address of Principal Executive Offices)

                                 (605) 978-2908
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              (Registrant's Telephone Number, Including Area Code)

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Item 5.   OTHER EVENTS - EXPANETS RESTUCTURES AVAYA RELATIONSHIP
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        On March 14, 2003, NorthWestern Corporation (the "Company") and its
communications services business, Expanets, Inc. ("Expanets"), entered into restructured agreements with Avaya Inc. ("Avaya") regarding resolution of certain operating issues and customer data and billing management services experienced by both companies as a result of the March 2000 sale to Expanets of Avaya's primary distribution function for voice systems for U.S. small and mid-sized businesses. In exchange for the companies providing mutual general releases of liability concerning outstanding operational issues, the parties' agreements include the following:

        -- Avaya has canceled a subordinated note from Expanets in the face amount of $35 million due in 2005, which was non-interest bearing and carried on Expanets' books for approximately $27 million.

        -- Avaya has agreed to extend the payment term of approximately $27 million owed to Avaya by Expanets under a credit agreement, originally due on December 31, 2002, which will now be repaid in three equal installments on January 1, April 1 and July 1, 2004. Expanets will continue to pay interest on the credit facility on a monthly basis. No further borrowings may be made under this facility. If Expanets defaults under this facility, NorthWestern retains its existing obligation to purchase inventory and accounts from Avaya in an amount equal to the outstanding balance of the facility at the time of default.

        -- Expanets and Avaya have revised their agreement in which Avaya will provide services support for the Expanets Technical Assistance Center.

        -- Avaya will relinquish all of its equity interests in Expanets represented by two series of preferred stock.




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                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

     Date:  March 14, 2003

                                    NORTHWESTERN CORPORATION


                                    By: /s/ Eric R. Jacobsen
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                                       Eric R. Jacobsen
                                       Senior Vice President and General Counsel


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